Exhibit 10.16.2
January 15, 2010
Barry N. Bycoff
The Ritz Carlton Tower
Boston Common
3 Avery Street, Unit 609
Boston, MA 02111-1005

Re:	Extension of Term as Executive Chairman
Dear Barry:
Reference is made to your employment letter (the “Employment Letter”), dated as of May 12, 2009, which sets forth the terms and conditions of your employment with Progress Software Corporation (the “Company”) as Executive Chairman of the Board. As provided in the Employment Letter, you currently serve as Executive Chairman for a one-year term (the “Term”) expiring at the annual meeting of shareholders of the Company in fiscal 2010. The Board of Directors of the Company has requested, and you have agreed, to extend the Term for an additional one-year.
The parties are entering into this letter agreement to memorialize their understanding that the Term is hereby extended for an additional one year such that the Term shall expire at the annual meeting of shareholders of the Company in fiscal 2011 (the “Extended Term”). During the Extended Term, all terms and conditions of your Employment Letter shall continue to apply, except as modified by the following paragraph.
In lieu of Paragraph 2 of the Employment Letter, on January 12, 2010, the Company issued you 25,789 restricted stock units, which will vest in two equal installments, with the first installment vesting on the six month anniversary of the date of the annual meeting of shareholders of the Company in fiscal 2010 and the second installment vesting six months thereafter, subject to your continued service with the Company. The number of restricted stock units issued to you was determined by dividing $760,000 by $29.47, which was the closing price of the Company’s stock price on January 12, 2010.
Please confirm your agreement with the foregoing by signing this letter agreement in the space indicated.
Sincerely,

By:	/s/ Michael L. Mark
Michael L. Mark
Lead Independent Director, Board of Directors Progress Software Corporation

I agree to the terms of this letter agreement.

/s/ Barry N. Bycoff Barry N. Bycoff	1/25/10 Date